                                EXHIBIT T3E-1.4

                              LIQUIDATION ANALYSIS

            The Debtors' Liquidation Analysis is based upon the Debtors' balance sheets (unaudited) as projected for July 31, 2004.

            The Debtors' management, with the assistance of Rothschild, has prepared the Liquidation Analysis. The Liquidation Analysis presents the Debtors' estimated net value of its assets, as if they were liquidated under the provisions of chapter 7 of the Bankruptcy Code and the net proceeds of the liquidation were distributed to the Debtors' creditors. The Debtors reserve the right to periodically update or modify the estimates set forth herein.

            The Liquidation Analysis has not been examined or reviewed by independent accountants in accordance with the standards promulgated by the AICPA. The estimates and assumptions, although considered reasonable by the Debtors, are inherently subject to significant uncertainties and contingencies beyond the control of the Debtors. Accordingly, there can be no assurance that the results shown would be realized if the Debtors were liquidated. Actual results in such case could vary materially from those presented.

(Dollars in Thousands)

                                                                             LOW VALUE                  HIGH VALUE
                                                                      -----------------------   -------------------------
                                                          7/31/04     ESTIMATED    ESTIMATED    ESTIMATED     ESTIMATED
                                               NOTES     ESTIMATED    PROCEEDS     RECOVERY %   PROCEEDS      RECOVERY %
                                               -----     ---------    ---------    ----------   ---------     ----------
PROCEEDS FROM LIQUIDATION

Cash                                             A       $   8,000   $    8,000       100.0%    $   8,000       100.0%
Accounts Receivable, Net                         B          59,627       44,832        75.2%       51,340        86.1%
Inventory                                        C          46,746       29,679        63.5%       33,777        72.3%
Prepaid Expenses and Other                       D           8,605        1,450        16.9%        2,205        25.6%
Fixed Assets, Net                                E          83,799       36,390        43.4%       49,428        59.0%
Intangibles and Other Assets, Net                F         104,845          270         0.3%          539         0.5%
                                                         ---------   ----------                 ---------
  GROSS PROCEEDS FROM DOMESTIC OPERATIONS                  311,622      120,622                   145,289
Net Proceeds from Foreign Operations             G          34,286        5,000        14.6%        9,500        27.7%
                                                         ---------   ----------                 ---------
  GROSS PROCEEDS AVAILABLE FOR DISTRIBUTION                345,908      125,622                   154,789

DISTRIBUTION OF PROCEEDS

Secured Claims
DIP Revolver                                                35,216       35,216       100.0%       35,216       100.0%
DIP Term Loan                                               50,000       50,000       100.0%       50,000       100.0%
Letters of Credit                                            6,819        6,819       100.0%        6,819       100.0%
Capital Lease Obligations                                      791          791       100.0%          791       100.0%
                                                         ---------   ----------                 ---------
  TOTAL SECURED CLAIMS                                      92,826       92,826                    92,826

PROCEEDS AVAILABLE AFTER SECURED CLAIMS                                  32,796                    61,963

Administrative and Priority Claims
Professional Fees                                            2,000        2,000       100.0%        2,000       100.0%
Liquidation Trustee Fees                                     4,206        4,206       100.0%        4,206       100.0%
                                                         ---------   ----------                 ---------
  Total Administrative and Priority Claims                   6,206        6,206                     6,206

PROCEEDS AVAILABLE AFTER ADMINISTRATIVE
AND PRIORITY CLAIMS                                                      26,589                    55,757

Post-Petition Liabilities
Post-Petition Accounts Payable                               4,702        4,295        91.3%        4,702       100.0%
Accrued Expenses                                            24,409       22,295        91.3%       24,409       100.0%
  Total Post-Petition Liabilities                           29,111       26,589                    29,111

PROCEEDS AVAILABLE FOR PAYMENT OF
UNSECURED CLAIMS                                                             --                    26,646

Unsecured Claims
Priority Tax Claims                                             40           40       100.0%           40       100.0%
Unsecured Priority Claims                                       --           --          --            --          --
General Unsecured Claims & Tort Claims                      16,877           --          --         1,281         7.6%
Subordinated Note Claims                                   334,259           --          --        25,365         7.6%
Intercompany Claims                                         18,643           --          --            --          --
                                                         ---------
   Total Unsecured Claims                                  369,779           --                    26,646

PROCEEDS AVAILABLE AFTER UNSECURED CLAIMS                                    --                        --

Classes of Interest in the Debtors
Existing IWG Common Stock                                       --           --          --            --          --
Subsidiary Equity Interests                                     --           --          --            --          --
  PROCEEDS AVAILABLE AFTER CLASSES OF INTEREST                  --           --                        --

NOTES TO LIQUIDATION ANALYSIS

            The following notes are an integral part of the Liquidation
Analysis.

      A. The Debtors' estimated consolidated Cash balance as of July 31, 2004 is $8.0 million. In a liquidation, the estimated recovery on the Cash balance is 100%.

      B. Accounts receivable is comprised primarily of amounts owed to the Company by its customers. An estimated recovery percentage has been assigned for each aging "bucket." The following recovery percentages have been assumed and applied to the July 31, 2004 estimated balance:

                      LOW            HIGH
                      ---            ----
Current               80.0%     -    90.0%
1 - 30 Days           70.0%     -    80.0%
31 - 60 Days          50.0%     -    60.0%
61 - 90 Days          25.0%     -    50.0%
90+ Days               0.0%     -    25.0%

      C. Inventory is comprised of raw materials, work-in-process ("WIP") and finished goods. An estimated recovery percentage has been assigned for each category on a divisional basis. The following recovery percentages have been assumed and applied to the July 31, 2004 estimated balance:

BARE WIRE DIVISION           LOW            HIGH
------------------           ---            ----
Raw Materials                90.0%     -    95.0%
WIP                          55.0%     -    65.0%
Finished Goods               60.0%     -    70.0%

INSULATED WIRE DIVISION       LOW           HIGH
-----------------------       ---           ----
Raw Materials                 85.0%    -    90.0%
WIP                           55.0%    -    65.0%
Finished Goods                50.0%    -    60.0%

      D. Prepaid Expenses and Other are comprised mainly of miscellaneous prepaid expenses such as prepaid insurance, utility deposits, materials, equipment, etc.

      E. Fixed Assets is comprised of land, buildings, machinery and equipment, deposits for fixed assets, motor vehicles, spare parts, furniture and fixtures, office equipment, leasehold improvements, etc. Recoveries are based on net value.

      F. Intangibles and Other Assets are comprised primarily of goodwill, intangible assets, deferred financing costs and other miscellaneous long-term assets such as deposits, prepaid rent, deferred tax assets, etc. Goodwill, intangible assets and deferred financing costs are assumed to have no value in a liquidation.

BEST INTERESTS TEST

(Dollars in Thousands)

                                                                                               LIQUIDATION ANALYSIS
                                                                                --------------------------------------------------
                                      PLAN OF REORGANIZATION MIDPOINT VALUE                 LOW VALUE             HIGH VALUE
                                      -------------------------------------            ---------------------- ----------------------
                                         CLAIM   $ RECOVERY  % RECOVERY        CLAIM   $ RECOVERY  % RECOVERY $ RECOVERY  % RECOVERY
                                         -----   ----------  ----------        -----   ----------- ---------- ----------  ----------
Class 1 - Other Priority Claims         --              --         --               --        --        --           --       --
Class 2 - Secured Claims               $ 92,826  $  92,826      100.0%       $  92,826  $ 92,826     100.0%    $ 92,826    100.0%
Class 3 - Subordinated Note Claims      334,259    243,676       72.9%         334,259        --        --       25,365      7.6%
Class 4 & 5 General Unsecured Claims
   & Tort Claims                         16,877     16,877      100.0%          16,877        --        --        1,281      7.6%

Class 6 - Intercompany Claims            18,643         --         NA           18,643        --        --           --       --
Class 7 - Existing IWG Common Stock          --      7,028         NM               --        --        --           --       --
Class 8 - Subsidiary Equity Interests        --         --         --               --        --        --           --       --